Chemical Bank
270 Park Avenue
New York, NY  10017-2070

                                November 8, 1995

Bart A. Brown
President and Chief Executive Officer
Color Tile, Inc.
515 Houston Street
Fort Worth, Texas 76102-3933

                 Re: Amendment of Chemical Bank $15,000,000 Note

Dear Bart:

     Reference is made to the $15,000,000 Promissory Note, dated September 28, 1995 (the "Note"), made by Color Tile, Inc. (the "Company") in favor of Chemical Bank (the "Bank").

     Subsection 6(b) of the Note (Events of Default) is hereby amended by adding the following phrase immediately after the words "other amount becomes due" in clause (iii)(A)(y) of said subsection: "(or on or before January 14, 1996 in the case of the interest payment due on December 31, 1995)".

     Except to the extent amended pursuant to this Amendment, the provisions of the Note are and shall remain in full force and effect in accordance with their terms. This Amendment may be executed by the Company and the Bank in separate counterparts and both of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Bart Brown                           -2-                        November 8, 1995


     This Amendment shall become effective as of November 8, 1995 upon receipt by the Bank of an executed copy of this Amendment duly executed and delivered by a duly authorized officer of the Company and the Bank.


                                            COLOR TILE, INC.

                                            By: /s/ Bart A. Brown, Jr.
                                            Title: Chairman


                                            CHEMICAL BANK

                                            By: /s/ Mary Ellen Egbert
                                            Title: Vice President